Exhibit 1

Rule 3.19A.2

Appendix 3Y

Change of Director’s Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX’s property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	David Vincent Clarke

Date of last notice	19 January 2005

Part 1 - Change of director’s relevant interests in securities

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of “notifiable interest of a director” should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest (including registered holder) Note: Provide details of the circumstances giving rise to the relevant interest.

Mr Clarke’s interest in the shares is under the Rinker Group Limited Performance Share Plan (PSP) which is described on page 40 of the Company’s 2005 Annual Report. The shares (in the form of American Depositary Receipts (ADRs)) are subject to performance based vesting hurdles. The shares are held by the nominee under PSP.

Date of change	20-22 July 2005 (purchases made by nominee on each day during this period)

No. of securities held as shown on previous notice	Held personally: 193,694 (direct interest)

Held under the Rinker Materials Corporation Profit Sharing 401(k) Plan (401(k) Plan): 67,805 (indirect interest)

Held in respect of the Rinker Materials Corporation Supplemental Executive

Profit Sharing 401(k) Plan (SERP):
249,020 (indirect interest)

Held under PSP: 500,000 (indirect interest)

Class	Ordinary

Number acquired	400,000 (to be held as 80,000 ADRs)

Number disposed	—

Value/Consideration	A$5,979,635.34

Note: If consideration is non-cash, provide details and
estimated valuation

No. of securities held after change	Held personally: 193,694* (direct interest)

Held under 401 (k) Plans: 67,805* (indirect interest)

Held in respect of SERP: 249,020* (indirect interest)

Held under PSP: 900,000 (indirect interest)

*unchanged

Nature of change	On market purchase by nominee under
PSP.
Example: on-market trade, off-market trade, exercise of
options, issue of securities under dividend reinvestment
plan, participation in buy-back

Part 2 – Change of director’s interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of “notifiable interest of a director” should be disclosed in this part.

Detail of contract	Award of shares under PSP on 16 February 2006.

Nature of interest	Right to have further shares acquired under PSP which, after the shares (in the form of ADRs) have been acquired by the nominee under PSP, will be subject to performance based vesting hurdles.

Name of registered holder	—

(if issued securities)

Date of change	16 February 2006

No. and class of securities to which interest related prior to change	—

Note: Details are only required for a contract in relation to which the interest has changed

Interest acquired	16 February 2006

Interest disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and an estimated valuation

The award of shares is provided as part of the remuneration of Mr Clarke as a director and chief executive officer of Rinker Group Limited. The consideration paid by the Rinker group for the award will only be determined when the nominee acquires the relevant shares/ADRs on behalf of Mr Clarke and will be disclosed on a further Appendix 3Y at that time.

Interest after change	Interest in respect of 93,000 ordinary shares under PSP (to be held as 18,600 ADRs).